Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Rinker Group Limited on Form S-8 of our report dated May 25, 2004 (except for Notes 37 and 38, as to which the date is June 18, 2004), appearing in the Annual Report on Form 20-F of Rinker Group Limited for its fiscal year ended March 31, 2004.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu
Chartered Accountants

Sydney, Australia

November 16, 2004